Exhibit 10.1

August 27, 2014

Tim M. Janke

5625 Patrician Way

Winnemucca, NV 89445

Re: Offer of Employment

Dear Tim:

We are pleased to offer you the position of Chief Operating Officer for Pershing Gold Corporation (the “Company”). You will be reporting directly to Stephen D. Alfers, President, Chief Executive Officer and Chairman of the Board, or such other senior officer as may be determined at the sole discretion of the Chief Executive Officer. The details of this offer are as follows:

Start Date: Your first day of employment will be August 29, 2014.

Base Salary: Your annual salary for 612 hours per year (51 hours per month) shall be $100,000 (the “Base Salary”). Any hours worked in excess of 51 hours per month will be paid at an agreed hourly rate (the “Excess Hours”) upon submission of a monthly time sheet reflecting the hours worked for the current month. Base Salary will be payable at a rate of $8,333.33 per month and Excess Hours will be payable at a rate of $162.50 per hour. Base Salary and Excess Hours will be paid once monthly, on the last day of the month, in accordance with the Company’s normal payroll policy and subject to federal and state withholding laws. Finally, the Base Salary will be reviewed at least annually, and any adjustments will be made at the sole discretion of the Chief Executive Officer with the approval of the Board of Directors.

Annual Bonus: You will be entitled to participate in the company’s incentive plans as they may be established or amended with a target bonus of 80% of your Base Salary. All annual bonuses are based on the recommendations of your supervisors and are awarded at the sole discretion of the Chief Executive Officer, with no guaranteed entitlement. You will also be entitled to participate in the Company’s executive plans as they may be established or amended.

Benefits: Contingent upon underwriting review, you will be eligible but not required to participate in the Company’s health, dental and vision plans for employees. If you so select at your start date, benefits will become effective on the 1st day of the month of the third month following your start date. Any subsequent election to participate in benefit plans must be made during an open enrollment period in accordance with the Company’s then current benefit plans. The Company currently pays 100% of premium costs for employees and 75% of premium costs for eligible dependents. The Company’s percentage of employee premium contribution may vary in the future and is subject to change due to market conditions and at the sole discretion of the Chief Executive Officer.

Principal Place of Business: Your principal place of business will be Lovelock, Nevada with most of your work to be conducted from the offices of Gold Acquisition Corp. or the Relief Canyon Mine site. Some work may be conducted from your home office. It is understood that you plan to reside in Winnemucca, NV and commute to Lovelock, NV or to the Relief Canyon Mine site. In addition, you agree to travel to the Company’s office in Lakewood, Colorado and to other locations on an as-needed basis.

Directors’ and Officers’ Liability Insurance: As an executive officer, you will be added to the list of officers covered under the Company’s directors’ and officers’ insurance policy.

Employment Contingencies:  Employment with the Company is contingent upon the following:

1.              Successful completion of a background check:  You will be required to sign an authorization for release of background materials upon acceptance of this offer.

2.              Successful completion of pre-hire drug and alcohol screening:  You will be provided with clinic locations for your pre-employment drug screening. Once received, it will be your responsibility to complete the screening prior to your start date.

3.              Successful completion of pre-hire physical capacity examination:  You will be scheduled to complete a pre-employment physical capacity evaluation.  An appointment will be scheduled at your convenience and results must be received prior to your start date.

Proof of Employment Eligibility: On your start date you will be required to complete a  Form I-9 verifying your identity and eligibility for employment and provide appropriate documentation. Your birth certificate, Social Security card, and passport or other government issued photo identification will be acceptable for this purpose.

Employment with the Company is contingent upon your successful completion of a background check, officer questionnaire and approval by the Board of Directors. We understand that your employment with the Company will not in any way violate the terms of any agreement with, or obligation to, any other individual or company.

Your employment with the Company will be “at-will,” which means that either you or the Company can terminate your employment at any time, for any reason or no reason, with or without cause, warning, or notice.  This letter is not to be construed as a contract guaranteeing employment for any specific duration, and by signing below, you acknowledge that no promises have been made to you concerning the terms, conditions, duration, or any other aspect of your employment with the Company, except as set forth in this letter.

Company Rules, Policies and Procedures:  As an employee of the Company, you must comply with all Company rules, policies and procedures, which may be modified by the Company from time-to-time in its discretion. Further, as an employee, you will owe a duty of loyalty to the Company and, therefore, you must always act in the Company’s best interests and must not engage in any activities or conduct that raise the appearance of, or constitute a conflict of interest.

Confidentiality:  Employee shall not, directly or indirectly, either during the term of employment or thereafter, disclose to anyone (except in the regular course of the Company’s business or as required by law), or use in any manner, any information acquired by the Employee during employment by the Company with respect to any confidential, proprietary or secret aspect of the Company’s operations or affairs unless such information has become public knowledge other than by reason of actions, direct or indirect, of the Employee. Information subject to the provisions of this paragraph will include, without limitation:

1.              Names, addresses and other information regarding investors in the Company’s or its affiliates’ gold exploration or mining programs;

2.              Lists of or information about personnel seeking employment with or who are currently employed by the Company or its affiliates;

3.              Maps, logs, due diligence investigations, exploration prospects, geological information, mining reports and any other information regarding past, planned or possible future leasing, exploration, mining, acquisition or other operations that the Company or its affiliates have completed or are investigating or have investigated for possible inclusion in future activities; and

4.              Any other information or contacts relating to the Company’s or its affiliates’ exploration, mining, development, fund-raising, purchasing, engineering and marketing.

No Prior Agreements or Restrictions on Employment:  To induce the Company to offer you employment, you confirm that you are not a party to or otherwise subject to or bound by, any agreement with a prior employer or any third party which adversely affects your ability to perform services for the Company. You further acknowledge and agree that your employment with the Company would not require you to disclose or use any confidential or proprietary information or trade secrets belonging to any third party, or to engage in any other conduct which would interfere with contractual, statutory or common law rights of any third party.

At Will Employment:  Your employment with the Company will be “at-will,” which means that either you or the Company can terminate your employment at any time, for any reason or no reason, with or without cause, warning, or notice. This letter is not to be construed as a contract guaranteeing employment, either by you or the Company, for any specific duration, and by signing below, you acknowledge that no promises have been made to you concerning the terms, conditions, duration, or any other aspect of your employment with the Company, except as set forth in this letter. Only an agreement in writing and signed by the Company’s Chief Executive Officer can alter your at-will employment status.

Severance and Change in Control:  For a period not to exceed three years commencing from the Start Date with the Company, you will be eligible for severance payments as set forth below, subject to your execution of a waiver and release of all claims, in the form provided by and acceptable to the Company. The terms offered in this letter may only be extended upon mutual, written agreement among the parties to this letter. In the event you remain employed beyond the expiration of the three-year term of this agreement, your employment with the Company will continue to be on an at-will basis, and this letter will no longer be in force or effect.

If are terminated by the Company for Cause, you will not be entitled to severance payments of any kind. If your termination from the Company during the term of this Agreement is (a) initiated by the Company for any reason other than Cause, death, or disability or (b) initiated by you for Good Reason and the date of Termination occurs within 90 days following the expiration of the 30-day cure period afforded the Company to rectify the condition giving rise to Good Reason, you will be entitled to a severance payment in the amount of 1.5x base salary and bonus (payable in a lump sum and subject to deductions for applicable taxes and withholdings) on the sixtieth (60) day following the date of Termination. If the Employee is terminated after the term of this Agreement has expired, the Employee shall not be entitled to any payments or benefits hereunder.

“Cause” shall mean your:  (i) breach of the terms of this letter agreement; (ii) knowing misrepresentation to the Company or its affiliates; (iii) failure or refusal to perform your duties within the expectations of the Company or its affiliates; (iv) willful destruction of property having a material value to the Company or its affiliates; (v) fraud, embezzlement, theft, dishonest activity or other breach of trust; (vi) conviction of or entering a plea of guilty or nolo contendere to any crime constituting a felony or any misdemeanor involving fraud, dishonesty or moral turpitude; (vii) a willful violation of a written policy of the Company or its affiliates, which does or could reasonably result in material harm to the Company or its reputation; (viii) violation of a statute, regulation or common law, whether federal, state or local, which applies to and/or governs the business of the Company or its affiliates; (ix) failure to maintain confidentiality related to the business operations of the Company or its affiliates; or (x) conduct which adversely reflects upon the business, affairs or reputation of the Company or its Affiliates.

It is expressly acknowledged and agreed that the decision as to whether “Cause” exists for termination of the employment relationship by the Company is delegated to the Company’s CEO or his designee.

“Good Reason” shall mean: Without express written consent of the Employee, the occurrence of one of the following arising on or after the date of this Agreement, as determined in a manner consistent with Treasury Regulation Section 1.409A-1(n)(2)(ii):

1.              a material reduction or change in Employee’s title or job duties, responsibilities and requirements that is inconsistent with Employee’s position with the Company and Employee’s prior duties, responsibilities and requirements;

2.              a material reduction in the Employee’s Base Salary or bonus opportunity unless a proportionate reduction is made to the Base Salary or bonus opportunity of all members of the Company’s senior management;

3.              a change of more than 50 miles in the geographic location at which the Employee primarily performs services for the Company; or

4.              any material breach of this Agreement by the Company.

In the case of Employee’s allegation of Good Reason, (1) Employee shall provide written notice to the Company of the event alleged to constitute Good Reason within 30 days after the initial occurrence of such event, and (2) the Company shall have the opportunity to remedy the alleged Good Reason event within 30 days from receipt of notice of such allegation.

On or after a Change in Control, if you are terminated by the Company for Cause, you will not be entitled to severance payments of any kind. If, within twelve (12) months following a Change in Control, termination occurs that is (a) initiated by the Company for any reason other than Cause, death, or disability or (b) initiated by you for Good Reason, you will be entitled to a change in control payment in the amount of 1.5 x base salary and bonus (payable in a lump sum and subject to deductions for applicable taxes and withholdings) on the sixtieth (60) day following the date of termination.

Change in Control is the occurrence of any one or more of the following: (i) the accumulation (if over time, in any consecutive twelve (12) month period), whether directly, indirectly, beneficially or of record, by any individual, entity or group (within the meaning of Section 13(d)(3) or 14(d)(2) of the Securities Exchange Act of 1934, as amended) of 50.1% or more of the shares of the outstanding common stock of the Company, whether by merger, consolidation, sale or other transfer of shares of common stock (other than a merger or consolidation where the stockholders of the Company prior to the merger or consolidation are the holders of a majority of the voting securities of the entity that survives such merger or consolidation), (ii) a sale of all or substantially all of the assets of the Company or (iii) during any period of twelve (12) consecutive months, the individuals who, at the beginning of such period, constitute the Board, and any new director whose election by the Board or nomination for election by the Company’s stockholders was approved by a vote of at least two-thirds (2/3) of the directors then still in office who either were directors at the beginning of the 12-month period or whose election or nomination for election was previously so approved, cease for any reason to constitute at least a majority of the Board; provided, however, that the following acquisitions shall not constitute a Change in Control for the purposes of this Agreement: (A) any acquisitions of common stock or securities convertible, exercisable or exchangeable into common stock directly from the Company or from any affiliate of the Company, or (B) any acquisition of common stock or securities convertible, exercisable or exchangeable into common stock by any employee benefit plan (or related trust) sponsored by or maintained by the Company.

Governing Law:  The laws of the State of Nevada and any applicable federal laws shall exclusively govern the offer made in this letter and, if accepted, your employment with the Company.

Please acknowledge your acceptance of this offer by signing in the space indicated for that purpose and returning the same to me by August 29, 2014. Please fax your acceptance to me at 720.974.7249.

Pershing Gold Corporation

By:	/s/ Mindyjo Germann
Mindyjo Germann
Human Resources Administrator

Accepted and agreed to this 27th day of August, 2014

/s/ Tim M. Janke
Tim M. Janke